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                                                                  EXECUTION COPY


                            ASSET PURCHASE AGREEMENT


          ASSET PURCHASE AGREEMENT made this 3rd day of February, 1997, between Van de Kamp's, Inc., a corporation organized under the laws of Delaware ("Seller"), and Morningstar Foods Inc., a corporation organized under the laws of Delaware ("Buyer").

          WHEREAS Seller wishes to sell and Buyer wishes to purchase certain assets of Seller relating to the manufacture and sale of frozen whipped toppings (the "Products") marketed under private label and the LaCreme(R) and Pet Whip(TM) brand names (excluding the Excluded Assets (as defined in Section 1.2 below), the "Business"); and

          WHEREAS Buyer will assume certain liabilities of Seller as more fully described herein, all on the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, Seller and Buyer hereby agree as follows:


                                   ARTICLE I

                       Transfer of Assets, Assumption of
                        Liabilities and Purchase Price
                        ------------------------------


          I.1 Transfer of Property and Assets. Seller hereby sells, transfers, assigns, and delivers to Buyer, and Buyer hereby purchases, acquires, and accepts from Seller, all of Seller's right, title, and interest in and to the following assets of Seller relating to the Business, as they exist on the Closing Date (as defined in Section 2.1), but excluding the Excluded Assets (as defined in Section 1.2) (collectively, the "Transferred Assets") free and clear of all liens, mortgages, pledges, security interests, charges, claims, restrictions, and encumbrances of any nature whatsoever except Permitted Liens (as hereinafter defined):

          (i) the machinery and equipment and spare parts physically located at Seller's plant at Chambersburg, Pennsylvania and used or held for use by Seller in connection with the Business set forth on Schedule 1.1(i) (collectively, the "Equipment");

          (ii) finished goods inventories, wherever located, of the Business reflected on the Closing Date Inventory Statement as defined in Section 2.5.1 (the "Inventory");

          (iii) subject to Section I.3, all rights of Seller under the contracts, commitments, understandings, binding arrangements, licenses and purchase orders listed on Schedule 1.1(iii) (collectively, the "Contracts");

          (iv) all of the following books and records, wherever located, relating exclusively to the Transferred Assets or the Business in Seller's possession: sales records,
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books of account, files, invoices, inventory records, accounting records, product specifications, drawings, engineering, maintenance, operating and production records, advertising materials, customer lists, cost and pricing information, supplier lists, business plans, catalogs, quality control records and manuals, blueprints, research and development files, laboratory books, trademark files, and litigation files, other than records kept for financial reporting or tax purposes and excluding any of the foregoing related to the Excluded Assets or the Retained Liabilities;

          (v) to the extent transfer is permitted under applicable law or regulation and subject to Section 1.3, all permits, approvals, franchises, licenses, or other rights relating exclusively to the Business granted to Seller by governmental authorities and necessary for the lawful ownership of the Transferred Assets or the lawful conduct of the Business as presently conducted by Seller (the "Permits");

          (vi) subject to Section 6.9 herein, all those trademarks, trademark applications and registrations, trade names, and service marks listed in
Schedule 3.10, together with the goodwill and rights to sue arising from or associated therewith (the "Trademarks");

          (vii) all domestic and foreign letters patent, patent applications, patent licenses, software licenses and know-how licenses, unpatented formulas, recipes, know-how, manufacturing methods and processes, inventions, discoveries, trade secrets, improvements, technical knowledge and other technology used or held for use exclusively in connection with the Business (together with the Trademarks, the "Intellectual Property"); and

          (viii)  all goodwill of the Business.

          I.2 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the parties understand and agree that Seller retains all its right, title, and interest in and to, and there shall be excluded from the sale, transfer, assignment, and delivery to Buyer hereunder, any and all assets or properties not specifically referred to in Section 1.1 (collectively, the "Excluded Assets"), including, without limitation, those assets of Seller set forth below:

          (i)  cash, cash equivalents, investments, and bank accounts;

          (ii) all accounts and notes receivable, deferred charges, chattel paper, and other rights to receive payments arising from the operation of the Business or other current assets, contracts, books and records, licenses and permits, intellectual property, or goodwill to the extent related to or arising from the Excluded Assets or the Retained Liabilities;

          (iii) all prepayments, deposits, claims for refunds, and prepaid expenses relating to the Business;

          (iv) any assets related to any employee benefit plan in which any employees of Seller participate;

          (v) any refunds, claims to refunds, or rights to receive refunds from Federal, state, local, and foreign taxing authorities with respect to the operation of the Business prior to the Closing Date paid or to be paid by Seller;

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          (vi) any records related to taxes paid or payable by Seller;

          (vii) Seller's corporate charter documents, minute books, stockholder records, stock transfer records, corporate seal, and similar corporate records;

          (viii) such records as relate to the negotiation and consummation of the transactions provided for in this Agreement, including without limitation confidential communications with legal counsel representing Seller and the right to assert the attorney-client privilege with respect to any such communications;

          (ix) those assets listed on Schedule 1.2(ix); and

          (x) Seller's rights under this Agreement and any other agreements contemplated hereby.

          I.3 Consents to Certain Assignments. To the extent the sale, conveyance, transfer, or assignment of any Contract or Permit requires the consent of any third party, this Agreement shall not constitute an agreement to complete such sale, conveyance, transfer or assignment if such action would constitute a breach or violation of the terms of such Contract or Permit. After the Closing Date, Seller will take all commercially reasonable steps (not including the payment of consideration) requested by Buyer to secure consents to the assignment of any Contracts or Permits that have not yet been obtained or otherwise to transfer or provide to Buyer the benefits of such Contracts or Permits.

          I.4 Assumption of Liabilities. On the Closing Date, Buyer assumes and shall hereafter pay, honor, and discharge when due and payable in the ordinary course of business all liabilities and obligations of Seller (i) arising under or in respect of the Contracts and Permits after the Closing Date;
(ii) arising out of the conduct of the Business after the Closing Date; or (iii) for refunds, adjustments, allowances, coupons, trade promotions, consumer promotions, exchanges, returns and warranty, merchantability and other claims in respect of any and all products of the Business (including, without limitation, the Inventory) manufactured or sold by or for Buyer at any time after the Closing Date (collectively, the "Assumed Liabilities"). Notwithstanding anything contained herein to the contrary, the Buyer does not assume, nor be obligated to pay, satisfy, honor, discharge, or perform, and will not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or perform, any liabilities or obligations or indebtedness of Seller other than the Assumed Liabilities. All liabilities and obligations of Seller not assumed by Buyer are referred to herein collectively as the "Retained Liabilities."

          I.5 Purchase Price and Payment. The purchase price for the Transferred Assets is $7,000,000, subject to adjustment in accordance with
Section 2.5. (Such amount, prior to such adjustment, is referred to herein as the "Closing Date Payment.") Buyer paid the Closing Date Payment to Seller on the Closing Date by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer.

          I.6 Transfer Taxes. Buyer and Seller shall each pay 50% of all sales, documentary, use, registration, excise and transfer taxes, and related fees (including any

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penalties, interest, or additions to such taxes) arising from the transfer of the Transferred Assets or otherwise in connection with this Agreement.


                                  ARTICLE II

              Closing and Post-Closing Purchase Price Adjustment
              --------------------------------------------------


          II.1 Closing. The closing of the transactions contemplated hereby (the "Closing") is being held at the offices of Buyer at 5956 Sherry Lane, Suite 1500, Dallas, Texas on the date hereof, referred to herein as the "Closing Date." The Closing shall be deemed to be effective as of the close of business on the Closing Date.

          II.2 Deliveries by Seller. On the Closing Date, Seller delivered to Buyer the following duly executed documents:

          (i) duly executed assignments in recordable form of the Trademarks;

          (ii) a duly executed Co-Pack Agreement, providing for certain co-pack and other services to be rendered by Seller to Buyer for a period of up to 60 days after the Closing Date (the "Co-Pack Services Agreement");

          (iii) lien searches for federal and state tax liens, judgment liens, and other liens on standard form of Request for Information (Uniform Commercial Code Form UCC-11) for entries in the name of the Seller (including under any assumed names) completed and certified by the Secretary of State of the State of Pennsylvania and the Clerks for the county of Franklin, Pennsylvania, dated no earlier than 30 days prior to Closing Date and showing the absence of any such liens on the Transferred Assets (other than Permitted Liens); and

          (iv) a duly executed receipt evidencing receipt of the Closing Date Payment.

          II.3 Deliveries by Buyer. On the Closing Date, Buyer delivered to Seller the following:

          (i) immediately available funds in an amount equal to the Closing Date Payment in the manner set forth in Section 1.5; and

          (ii) a duly executed Co-Pack Services Agreement.

          II.4 Relocation. Title to the Equipment and Inventory shall pass to Buyer on the Closing Date at the respective locations. Seller will disassemble the Equipment and have it ready to ship 45 days after it ceases production for Buyer pursuant to the Co-Pack Services Agreement. Buyer shall promptly remove the same at its own cost, risk, and expense and without interference to Seller's normal operations.

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          II.5  Post-Closing Purchase Price Adjustment.

          II.5.1 Closing Date Inventory Statement. (a) Within 45 days after the Closing Date, Seller shall deliver to Buyer a statement (the "Closing Date Inventory Statement") of the book value of Inventory of the Business as of the close of business on the Closing Date (the "Closing Date Inventory"), determined in accordance with U.S. generally accepted accounting principles ("GAAP"). The book value of Inventory included on the Closing Date Inventory Statement shall reflect a physical count of the Inventory conducted on the Closing Date and shall exclude any Inventory which is not usable or salable in the ordinary course of business.

          (b) For the purpose of the Closing Date Inventory Statement, Inventory that as of the Closing Date has an Age (as defined below) of 7 months or less shall be deemed usable or salable in the ordinary course of business. "Age" shall mean the number of months from the date of manufacture of any product to the Closing Date plus the number of months within which such product is expected to be sold based upon the 1996 sales for that period. For example, if 10,000 units of product on hand on the Closing Date was manufactured in the month of September, and the historical sales of such product for February and March 1996 [there are 5 months from September 1, 1996 (the date of manufacture) to February 3, 1997 (the Closing Date), and therefore there are 2 months remaining, i.e. February and March] were 4,000 units, then the Inventory that would be deemed to be usable or salable would equal 4,000 units. As to any product for which there is no sales data from February 1, 1996, in lieu of such historical sales data, Seller shall provide a forecast that it represents is a reasonable projection of what amount of Inventory could be sold to such customer. Any Inventory relating to a customer of the Products that is no longer a customer as of the Closing Date will be deemed unusable or unsalabe.

          (c) The physical count of the Inventory shall be conducted by Seller and its representatives. Buyer and its representatives shall have the right to observe the physical count of the Inventory. After the Closing Date, Buyer at Seller's request shall cause Buyer's employees to assist Seller and its representatives in the preparation of the Closing Date Inventory Statement and shall provide to Seller and its representatives access at all reasonable times to the personnel, properties, books and records of the Business for such purpose.

          II.5.2 Objections; Resolution of Disputes. Unless Buyer notifies Seller in writing within 45 days after Buyer's receipt of the Closing Date Inventory Statement of any objection to the valuation of the Closing Date Inventory set forth therein (the "Notice of Objection"), such valuation shall be final and binding. During such 45-day period, Buyer and its representatives shall be permitted to review the working papers of Seller and Seller's accountants relating to the Closing Date Inventory Statement. Any Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein and shall include only objections based on (i) mathematical errors in the computation of the Closing Date Inventory or (ii) the Closing Date Inventory not having been calculated in accordance with GAAP (other than as provided in the proviso in the first sentence of Section 2.5.1) it being the intent of the parties that the Closing Date Inventory Statement shall reflect the change in book value of the Inventory resulting only from the operation of the Business from the Statement Date (as defined in Section 3.4) to the Closing Date. If Buyer provides such Notice of Objection to Seller within such 45-day period, Buyer and Seller shall, during the 45-day period following Buyer's delivery of such Notice of Objection to Seller, attempt in good faith to resolve Buyer's

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objections. During such 45-day period, Seller and its representatives shall be permitted to review the working papers of Buyer and Buyer's accountants relating to the Notice of Objection and the basis therefor. If Buyer and Seller are unable to resolve all such objections within such period, the matters remaining in dispute shall be submitted to Ernst & Young (or, if such firm declines to act, to another nationally recognized public accounting firm mutually agreed upon by Buyer and Seller and, if Buyer and Seller are unable to so agree within 10 days after the end of such 45-day period, then Buyer and Seller shall each select such a firm and such firms shall jointly select a third firm to resolve the disputed matters) (such determining firm being the "Independent Auditor"). The resolution of disputed items by the Independent Auditor shall be final and binding. The fees and expenses of the Independent Auditor shall be borne equally by Buyer and Seller. After final determination of the Closing Date Inventory Statement, Buyer shall have no further right to make any claims against Seller in respect of any element of the Closing Date Inventory that Buyer raised, or could have raised, in the Notice of Objection.

          II.5.3 Adjustment Payment. Within 10 days after the Closing Date Inventory has been finally determined in accordance with Sections 2.5.1 and 2.5.2, (i) if the book value of such final Closing Date Inventory exceeds $1,425,000, Buyer shall pay to Seller an amount equal to such excess, and (ii) if the book value of such final Closing Date Inventory is less than $1,425,000, Seller shall pay to Buyer an amount equal to such shortfall. Any such payment hereunder shall be made by wire transfer of immediately available funds.

          II.6 Allocation of Purchase Price. The purchase price and the Assumed Liabilities shall be allocated among the Transferred Assets as set forth in Schedule 2.6 hereto. Buyer and Seller shall report the tax consequences of the transactions contemplated hereby in a manner consistent with such allocation and shall not take any position inconsistent therewith in connection with any examination of any tax return, any refund claim or in any litigation, investigation, or other proceeding relating thereto.


                                  ARTICLE III

                   Representations and Warranties of Seller
                   ----------------------------------------


          Seller hereby represents and warrants to Buyer as follows:

          III.1 Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

          III.2 Authorization. Seller has full corporate power and authority to carry on the Business as now conducted and to own or lease the Transferred Assets owned or leased by it. Seller has full corporate power and authority to execute and deliver this Agreement and all other agreements, certificates, and documents contemplated hereby to be executed and delivered by Seller and to consummate the transactions contemplated hereby and thereby. Seller has taken all corporate action required by its Certificate of Incorporation and By-Laws to authorize the execution and delivery of this Agreement and all other agreements, certificates, and documents contemplated hereby to be executed and delivered by Seller, and to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement has

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been duly and validly executed and delivered by Seller and is a legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms. All other agreements, certificates, and documents contemplated hereby to be executed and delivered by Seller will on the Closing Date be duly and validly executed by Seller and be legal, valid, and binding obligations of Seller, enforceable against it in accordance with their respective terms.

          III.3 No Conflicts or Violations; No Consents or Approvals Required. Except as set forth on Schedule 3.3 hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate any provision of the Certificate of Incorporation or By-Laws of Seller; (ii) conflict with or violate any statute, law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to Seller in respect of the Business or to which any of the Transferred Assets is subject; or (iii) conflict with or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under any agreement or other instrument to which Seller is a party or to which any of the Transferred Assets is subject or result in the creation of any mortgage, pledge, lien, security interest, restriction, claim, charge, or other encumbrance of any kind (collectively, "Liens"), other than Permitted Liens, on any of the Transferred Assets. Except as set forth on
Schedule 3.3 hereto and for required consents of other parties to the Contracts and Permits, no notice, declaration, report, or other filing or registration with, and no waiver, consent, approval, or authorization of, any governmental or regulatory authority or any other person or entity is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

          III.4 Financial Statements. Attached as Schedule 3.4 are the unaudited direct product profitability statements of the Business for the years ended June 30, 1994, 1995, and 1996, for the three months ended September 30, 1995 and 1996, and for the three months ended December 31, 1995 and 1996. (The foregoing financial statements are referred to herein collectively as the "Financial Statements;" and June 30, 1996 is referred to herein as the "Statement Date"). The Financial Statements are reconcilable to the books and records of Seller and fairly present in all material respects sales revenues and direct product profits of the Business for the respective periods.

          III.5 Title to Transferred Assets. On the Closing Date, Seller shall have, good and marketable title to the Transferred Assets, free and clear of any Liens other than Permitted Liens. As used herein, the term "Permitted Liens" means and includes (i) Liens for personal property taxes, assessments, or governmental charges or levies not yet due and delinquent or being diligently contested in good faith; (ii) statutory Liens of carriers, warehousemen, mechanics, materialmen, and the like arising in the ordinary course of business that do not impair in any material respect the conduct of the Business or the use of the Transferred Assets in the manner currently used by Seller; (iii) Liens set forth on Schedule 3.5.

          III.6 Contracts. (a) Schedule 3.6A sets forth a list of all Contracts in effect on the date of this Agreement, except (i) Contracts involving any obligations of Seller equal to, or having a value of, $10,000 or less and (ii) Contracts listed and described in Schedule 3.10 relating to Intellectual Property. Seller has delivered or made available to Buyer copies of all written Contracts, and descriptions of the material terms of all oral Contracts, listed on Schedule 3.6A.

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          (b)  Each of the Contracts listed or required to be listed on Schedule
3.6(A), under which Buyer is to acquire rights or obligations hereunder, is valid and enforceable in accordance with its terms; Seller is, and to Seller's knowledge all other parties thereto are, in material compliance with the provisions hereof; Seller is not, and to Seller's knowledge no other party thereto is, in default in the performance, observance, or fulfillment of any obligation, covenant, or condition contained therein; and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. Except as set forth in Schedule 3.6A, no consent by any third party is required under any of the Contracts set forth on
Schedule 3.6A as a result of or in connection with the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby.

          III.7 Conduct of Business Since Statement Date. Except as set forth in Schedule 3.7, since the Statement Date, Seller has conducted the Business only in the ordinary course in a manner consistent with past practice. Since the Statement Date, Seller has not:
          (a) sold, encumbered, assigned or transferred any assets or properties which would have been included in the Transferred Assets, except for the sale of inventory in the ordinary course of business consistent with past practice;

          (b) made or suffered any amendment or termination of any material agreement, contract, commitment, lease, or plan relating to the Business;

          (c) suffered any damage, destruction or loss, whether or not covered by insurance, (i) materially and adversely affecting the business, operations, assets, or properties of the Business or (ii) of any item or items carried on the books of account of the Business individually or in the aggregate of more than $25,000, or suffered any repeated, recurring, or prolonged shortage, cessation, or interruption of supplies or services required to conduct the Business;

          (d) changed any of the accounting principles followed by it or the methods of applying such principles;

          (e) entered into any transaction relating to the Business other than in the ordinary course of business consistent with past practice; or

          (f) suffered any material adverse change in the business, operations, assets, properties, or condition (financial or otherwise) of the Business.

          III.8  Compliance with Law and Permits. Except as set forth in
Schedule 3.8, to its knowledge, Seller is in compliance in all material respects with all applicable statutes, laws, rules, regulations, orders, ordinances, judgments, and decrees of all governmental and regulatory authorities (collectively, "Laws") relating to the Business and the terms of all Permits. All such Permits are in full force and effect and no proceedings are pending or, to the knowledge of Seller, threatened that may result in the revocation, cancellation, or suspension thereof.

          III.9 Litigation. Except as set forth in Schedule 3.9, no claim, action, suit, proceeding, or investigation is pending or, to the knowledge of Seller, threatened before any

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court, arbitrator, or governmental agency which is reasonably likely to have a material adverse effect on the Transferred Assets or the Business or in which any person or entity seeks to prohibit the consummation of the transactions contemplated by this Agreement. Without limiting the generality or effect of any other provision hereof, all claims or allegations asserted within the past two years that any Product caused any injury or harm to any person are described on
Schedule 3.9.

          III.10 Intellectual Property.  The Trademarks are listed in Schedule
3.10 and except as set forth therein, Seller owns the right to use such Trademarks and Seller has not granted to any third party any license or other right to any of the Intellectual Property. Except as set forth in Schedule 3.10, the Intellectual Property includes all trademarks, know-how, and other intellectual property necessary for the operation of the Business as currently conducted. Except as set forth in Schedule 3.10, no claim is pending or, to the knowledge of Seller, threatened that Seller's use of the Intellectual Property in connection with the Business as currently conducted infringes the patent, trademark, or copyright rights of any person or entity and, to the knowledge of Seller, such use of the Intellectual Property in connection with the Business as currently conducted does not infringe any such rights. Except as set forth in
Schedule 3.10, to the knowledge of Seller, no other person or entity is infringing Seller's rights in the Intellectual Property.

          III.11 Brokers and Finders. Seller has not incurred any liability for finder's or similar fees to any finders, brokers, agents, or others in connection with the transactions contemplated by this Agreement.

          III.12 Equipment. The Equipment generally is in (i) good condition commensurate with their age and expected useful life and (ii) working order and repair.

          III.13 Inventory. (a) All Inventory was acquired and has been maintained in the ordinary course of the Business; is of good and merchantable quality; consists substantially of a quality, quantity, and condition usable, or saleable in the ordinary course of the Business; is valued at the lower of cost or market; and, subject to the reserves shown on the Closing Date Inventory Statement, is not subject to any write-down or write-off. Seller does not have any Inventory on consignment with any wholesalers, retailers, or other customers. All Inventory is in material compliance with the Nutrition Labeling & Education Act of 1990 and all applicable food laws and regulations. (b) For a period ending 6 months after the Closing Date returns and allowances shall not exceed $15,000.

          III.14 Customers and Suppliers. Schedule 3.14 sets forth (a) a list of (i) the ten largest customers of the Business based on sales during the fiscal year ended June 30, 1996 and (ii) the ten largest customers of the Business during the six months ended December 31, 1996, showing the approximate total sales by the Business to each such customer during the fiscal year ended June 30, 1996 and the six months ended December 31, 1996, respectively, (b) a list of (i) the ten largest suppliers of the Business based on purchases during the fiscal year ended June 30, 1996, and (ii) the ten largest suppliers of the Business based on purchases during the three months ended September 30, 1996, showing the approximate total purchases by the Business from each such supplier during the fiscal year ended June 30, 1996, and the three months ended September 30, 1996, respectively. Except as described in Schedule 3.14,

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

there has not been any material adverse change in the business relationship of the Business with any customer or supplier named in Schedule 3.14 since the Statement Date. None of Messrs. Thomas O. Ellinwood, President; Timothy B. Andersen, Chief Financial Officer; Thomas Youngerman, Vice President of Sales; Greg Smith, Vice President of Manufacturing and Distribution; John Crowder, Director of Marketing; and Ms. Renee Sloan, Vice President of Marketing (collectively, the "Officers"), have been informed, either orally or in writing, that any current customer listed in Schedule 3.14(i) intends to terminate its purchase of the Products.


                                   ARTICLE IV

                    Representations and Warranties of Buyer
                    ---------------------------------------


          Buyer hereby represents and warrants to Seller as follows:

          IV.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.

          IV.2 Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement and all other agreements, certificates, and documents contemplated hereby to be executed and delivered by Buyer and to consummate the transactions contemplated hereby and thereby. Buyer has taken all corporate action required by its certificate or articles of incorporation and By-Laws to authorize the execution and delivery of this Agreement and all other agreements, certificates, and documents contemplated hereby to be executed and delivered by Buyer and to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Buyer and is a legal, valid, and binding obligation of Buyer, enforceable against it in accordance with its terms. All other agreements, certificates, and documents contemplated hereby to be executed and delivered by Buyer will on the Closing Date be duly and validly executed by Buyer and be legal, valid, and binding obligations of Buyer, enforceable against it in accordance with their respective terms.

          IV.3  No Violations; No Consents or Approvals Required.   Neither the
execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate any provision of the certificate or articles of incorporation or By-Laws of Buyer; (ii) conflict with or violate any statute, law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to Buyer, or (iii) conflict with or result in any breach of or constitute a default (or an event that with notice or lapse or time or both would constitute a default) under any agreement or other instrument to which Buyer is a party. No notice, declaration, report, or other filing or registration with, and no waiver, consent, approval or authorization of, any governmental or regulatory authority or any other person or entity is required to be made or obtained by Buyer in connection with the execution, delivery, and performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

          IV.4 Brokers and Finders. There is no investment banker, broker, finder, financial advisor, or other intermediary who has been retained by or is authorized to act on

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

behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.


                                   ARTICLE V

                                Indemnification
                                ---------------


          V.1  Obligation of Parties to Indemnify.

          V.1.1 Indemnification by Seller. Subject to the limitations set forth in Section 5.3, Seller shall indemnify, defend, and hold harmless Buyer from and against any and all claims, losses, damages, liabilities, deficiencies, obligations, or expenses, including without limitation reasonable legal fees and expenses (collectively, "Losses"), but net of any insurance recoveries or tax benefits actually received by Buyer because of such Losses, arising or resulting from any of the following:

          (i) the failure of Seller to pay or otherwise discharge when due and payable the Retained Liabilities;

          (ii) the non-fulfillment or non-performance by Seller of any agreement or covenant of Seller hereunder; and

          (iii) notwithstanding any investigation or examination made by Buyer, the inaccuracy of any representation or breach of any warranty made by Seller herein.

          V.1.2 Indemnification by Buyer. Subject to the limitations set forth in Section 5.3, Buyer shall indemnify, defend, and hold harmless Seller from and against any and all Losses, but net of any insurance recoveries or tax benefits actually received by Seller because of such Losses, arising or resulting from any of the following:

          (i) the failure of Buyer to pay or otherwise discharge when due and payable the Assumed Liabilities;

          (ii) the non-fulfillment or non-performance by Buyer of any agreement or covenant of Buyer hereunder;

          (iii) the inaccuracy of any representation or the breach of any warranty made by Buyer herein; and

          (iv) the conduct of the Business or the ownership of the Transferred Assets after the Closing Date.

          V.2 Indemnification Procedure for Third Party Claims. If any party (the "Indemnified Party") receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under this Article V (a "Third Party Claim"), and such Indemnified Party intends to seek indemnity pursuant to this Article V, the

Indemnified Party shall promptly provide the other party (the "Indemnifying Party") with notice of such Third Party Claim. The Indemnifying Party shall be entitled to participate in or, at its option, assume the defense, appeal, or settlement of such Third Party Claim. Such defense or settlement shall be conducted through counsel selected by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed, and the Indemnified Party shall fully cooperate with the Indemnifying Party in connection therewith. In the event that the Indemnifying Party fails to assume the defense or settlement of any Third Party Claim within 20 days after receipt of notice thereof from the Indemnified Party, the Indemnified Party shall have the right to undertake the defense, appeal or settlement of such Third Party Claim at the expense and for the account of the Indemnifying Party. The Indemnifying Party shall not settle any Third Party Claim the defense or settlement of which is controlled by it without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed), unless the terms of such settlement or compromise release such Indemnified Party from any and all liability with respect to such Third Party Claim.

          V.3 Limitations on Indemnification. Notwithstanding the foregoing provisions of this Article VIII, (i) neither party shall be responsible, pursuant to Section 5.1.1(iii) or 5.1.2(iii), for any indemnifiable Losses suffered by the other party arising out of inaccuracies in the representations or breaches of warranties of such other party herein unless a claim therefor is asserted in writing on or prior to the first anniversary of the Closing Date, failing which such claim shall be waived and extinguished; (ii) neither party shall be liable, pursuant to Section 5.1.1 (iii) or 5.1.2 (iii), for any Losses suffered by the other party arising out of inaccuracies in the representations or breaches of warranties herein (other than with respect to the representation and warranty set in Section 3.13(b) hereof) unless the aggregate amount of such Losses exceeds $125,000 of the Closing Date Payment (as adjusted pursuant to Section 2.5), and then only to the extent of any such excess; and (iii) the aggregate liability of either party hereunder, pursuant to Section 5.1.1 (iii) or 5.1.2 (iii), for Losses suffered by the other shall in no event exceed 50% of the Closing Date Payment (as adjusted pursuant to Section 2.5).

          V.4  Tax Considerations.  Notwithstanding any other provision of this
Article V, neither Buyer nor Seller shall be required to alter any tax positions or elections it would otherwise take or make in order to reduce the amount of indemnifiable Losses under Section 5.1.1 or Section 5.1.2, as the case may be.


                                   ARTICLE VI

                             Additional Agreements
                             ---------------------


          V1.1 Termination of Insurance. Buyer acknowledges that Seller's insurance coverage for the Transferred Assets shall terminate as of the Closing Date.

          V1.2 Seller's Access to Information. After the Closing Date, Buyer shall grant to Seller such access to financial records and other information in Buyer's possession related to Seller's conduct of the Business on or prior to the Closing Date and such cooperation and assistance as shall be reasonably required to enable Seller to complete its financial reports and tax returns for any period ending on or prior to or including the Closing Date. In the event that any tax return of Seller for any such period becomes the subject of any audit or investigation, Buyer shall give Seller all reasonable cooperation, access and assistance as needed during normal business hours with respect to books and records and other financial data included in the Transferred Assets to enable Seller to defend any such audit or investigation. Buyer will, for a period ending on the expiration of the statute of limitations applicable to taxes plus any additional time during which Seller advises Buyer that there is an ongoing tax audit or investigation with respect to such periods, keep such materials reasonably accessible and not destroy or dispose of such materials without the written consent of Seller. Seller shall promptly reimburse Buyer for Buyer's reasonable out-of-pocket expenses associated with requests made by Seller under this Section 6.2, but no other charges shall be payable by Seller to Buyer in connection with such requests.

          VI.3 Buyer's Access to Information. After the Closing Date Seller shall grant Buyer access to such financial records and other information in Seller's possession related to Seller's conduct of the Business on or prior to the Closing Date as Buyer may reasonably request in order to provide Buyer with the intended benefits of this Agreement.

          VI.4 Public Announcements. Neither party will issue any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written approval of the other party, except as may be required by applicable Laws.

          VI.5 Further Assurances. After the Closing, each party shall take such further actions and execute such further documents as may be necessary or reasonably requested by the other party in order to effectuate the intent of this Agreement and to provide such other party with the intended benefits of this Agreement including using its best efforts to obtain the consent of Piggly Wiggly Company to the assignment of its agreement with VDK within 30 days after the Closing Date.

          VI.6 UCC Matters. From and after the Closing Date, Seller will promptly refer all inquires with respect to ownership of the Transferred Assets or the Business to Buyer. In addition, Seller will execute such documents and financing statements as Buyer may reasonably request from time to time to evidence transfer of the Transferred Assets to Buyer, including any necessary assignments of financing statements.

          VI.7 Covenant Not to Compete; Confidentiality. Seller agrees that for a period of three years after the Closing Date, neither it nor any of its Affiliates will, directly or indirectly, (i) own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the design, manufacturing or marketing of the Products or that otherwise competes with the Business or (ii) disclose, reveal, divulge or communicate to any person or entity other than authorized officers, directors and employees of Buyer, or use or other wise exploit for its own benefit or for the benefit of anyone other than Buyer, any Confidential Information (as defined below). Seller shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Seller shall, to the extent reasonably possible, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may seek an appropriate protective order. For purposes of this Section 6.7, "Confidential Information" shall mean any confidential information with respect to the conduct or details of the Business, including, without limitation, methods of operation, customers, and customer lists, products, proposed products, former products, proposed, pending or completed acquisitions of any company, division, product line or other business unit, prices, fees, costs, plans, designs, technology, inventions, trade secrets, know-how, software, marketing methods, policies, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. The term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, information that (a) is generally available to the public on the date of this Agreement, or (b) becomes generally available to the public other than as a result of a disclosure by Seller not otherwise permissible thereunder, or (c) Seller learns from other sources which such sources have not violated their confidentiality obligation to Buyer required by law. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever. In the event that the provisions of this Section
6.7 should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

          VI.8 Insurance. With respect to any loss, liability or damage relating to, resulting from or arising out of the conduct of the Business on or prior to the Closing Date for which Seller would be entitled to assert, or cause any Affiliate or other person or entity to assert, a claim for recovery under any policy of insurance maintained by or for the benefit of Seller or any Affiliate thereof in respect of the Business or the Transferred Assets, at the request of Buyer, Seller will use reasonable efforts to assert, or to assist Buyer to assert, one or more claims under such insurance covering such loss, liability or damage if Buyer is not itself entitled to assert such claim but Seller is so entitled. In the case of any damage to or destruction of the Transferred Assets occurring prior to Closing that is covered by insurance maintained by Seller or any Affiliate of Seller, Seller shall deliver all insurance proceeds realized therefrom to Buyer at Closing or as soon thereafter as collected by Seller or such Affiliate.

          VI.9 Intellectual Property. Buyer hereby acknowledges and agrees that nothing in this Agreement grants, or shall be deemed to grant, to Buyer the right to the use of the trademark "Pet" or any trademark, trade name, service mark or other similar right which is related to or is a derivative of "Pet," other than the "Pet Whip" trademarks or any trademark, trade name, service mark or similar right which is a derivative of the mark "Pet Whip."

          VI.10 Disposal of Unusable or Unsalable Inventory. Seller has the right to dispose of any unusable or unsalable Inventory through alternate channels outside of its regular retail sale channels, subject to the approval of Buyer, such approval to be given within 24 hours of notice and not to be unreasonably withheld. It is acknowledged that it shall be unreasonable for Buyer to withhold approval other than out of a legitimate concern that any such disposal would adversely affect Buyer's relations with its customers or its contractual relations with third parties.

                                  ARTICLE VII

                                 Miscellaneous
                                 -------------


          VII.1 Expenses. Each of the parties hereto shall pay its own legal, accounting, and other fees and expenses incurred in connection with the preparation, execution, and delivery of this Agreement and all documents and instruments executed pursuant hereto and the consummation of the transactions contemplated hereby and any other costs and expenses incurred by such party, except as otherwise expressly set forth herein.

          VII.2 Notices. Any notice or other communication given under this Agreement shall be in writing and shall be (i) delivered personally; (ii) sent by documented overnight delivery service; (iii) sent by facsimile transmission, provided that a confirmation copy thereof is sent no later than the business day following the day of such transmission by documented overnight delivery service or first class mail, postage prepaid (certified or registered mail, return receipt requested); or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested). Such notice shall be deemed to have been duly given (i) on the date of delivery, if delivered personally; (ii) on the business day after dispatch by documented overnight delivery service, if sent in such manner; (iii) on the date of facsimile transmission, if so transmitted; or (iv) on the fifth business day after sent by first-class mail, postage prepaid, if sent in such manner. Notices or other communications shall be directed to the following addresses:

     Notices to Seller:

          Van de Kamp's, Inc.
          1000 St. Louis Union Station
          Suite 200
          St. Louis, Missouri 63103

          Attention:  Thomas O. Ellinwood

          with copies to:

          Dartford Partnership LLC
          801 Montgomery Street
          Suite 400
          San Francisco, California 94133

          Attention:  Mr. Ray Chung

     Notices to Buyer:

          Morningstar Foods Inc.
          c/o The Morningstar Group Inc.
          5956 Sherry Lane, Suite 1500
          Dallas, Texas  75225
          Facsimile:  214-360-0948

          Attention:  Mr. C. Dean Metropoulos

          with copies to:

          The Morningstar Group Inc.
          5956 Sherry Lane, Suite 1500
          Dallas, Texas  75225
          Facsimile:  214-360-0948

          Attention:  Mr. Joseph B. Armes

Either party may, by notice given in accordance with this Section 7.2, specify a new address for notices under this Agreement.

          VII.3 Entire Agreement; Amendment; Waiver. This Agreement and the exhibits and schedules annexed hereto and the Confidentiality Agreement, dated October 24, 1996, between Buyer and Seller, constitute the entire understanding between the parties with respect to the subject matter hereof, and supersede all other understandings and negotiations with respect thereto. This Agreement may be amended only in a writing signed by both parties hereto. Any provision of this Agreement may be waived only in a writing signed by the party to be charged with such waiver. No course of dealing between the parties shall be effective to amend or waive any provision of this Agreement.

          VII.4 Severability. In the event that any provision contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be ineffective as to such jurisdiction to the extent of such invalidity, illegality or unenforceability without invalidating or affecting the remaining provisions hereof or affecting the validity, legality, or enforceability of such provision in any other jurisdiction.

          VII.5 Assignment. This Agreement may not be assigned in whole or in part by either party without the prior written consent of the other party; provided, however, that Buyer may make a collateral assignment of its rights under this Agreement to any institutional lender who provides funds to Purchaser for the acquisition of the Transferred Assets.

          VII.6 Governing Law. This Agreement shall be governed by the laws of the State of New York without reference to any conflicts of law principles thereof.

          VII.7 Jurisdiction. Except as otherwise provided in Section 2.5.2 hereof, each party irrevocably agrees that any legal action, suit, or proceeding against either of them with respect to its obligations or liability under or arising out of or in connection with this

Agreement may be brought in the United States District Court for the Southern District of New York or the Northern District of Texas, or if any such court does not have subject matter jurisdiction, the state courts of New York located within New York County or the state courts of Texas located within Dallas County, and hereby irrevocably accepts and submits to the non-exclusive jurisdiction of the aforesaid courts in personam, with respect to any such action, suit, or proceeding.

          VII.8 Specific Performance. The parties recognize that if the Seller refuses to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, the Seller shall waive the defense that there is an adequate remedy at law. In the event of a default by the Seller which results in the filing of a lawsuit for damages, specific performances, or other remedies, Buyer shall be entitled to reimbursement by the Seller of reasonable legal fees and expenses incurred by Buyer.

          VII.9 Captions. The captions in this Agreement are for purposes of reference only and shall not limit or otherwise affect the interpretation hereof.

          VII.10 Defined Terms. References to defined terms in the singular shall include the plural and references to defined terms in the plural shall include the singular. References to "to the knowledge of Seller" or similar terms shall mean to the actual knowledge of the Officers.

          VII.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          VII.12 Bulk Sales Law. Buyer hereby waives compliance with the provisions of all applicable bulk sales Laws.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                    VAN DE KAMP'S, INC.


                                    By:
                                       ---------------------------------
                                      Name:
                                      Title:


                                    MORNINGSTAR FOODS INC.


                                    By:
                                       ---------------------------------
                                      Name:
                                      Title: